Exhibit 99.1

Technology Research Corporation Announces Strong Third Fiscal Quarter Results and Record Performance for the Nine-Month Period

    CLEARWATER, Fla.--(BUSINESS WIRE)--Jan. 20, 2004--Robert S. Wiggins, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (Nasdaq:TRCI) announced today that the Company's operating revenues for the third quarter ended December 31, 2003 were $5,805,556, compared to $4,582,284 reported in the same quarter last year, an increase of 27% with military revenues increasing by $958,773, commercial revenues by $255,834 and royalty income by $8,665. Net income for the current quarter was $680,388, compared to $311,963, for the same quarter last year, an increase of 118%. Basic earnings were $.12 per share and diluted earnings were $.11 per share for the current quarter compared to basic and diluted earnings of $.06 per share for the same quarter last year. The Company recorded expenses of $137,923 in the quarter for new account setup and the promotion of its Fire Shield(R) products in retail stores. In addition, the Company recorded a non-recurring expense of approximately $75,000 due to a change in its severance policy at its Honduran subsidiary during the quarter.
    The Company's operating revenues for the nine-month period ended December 31, 2003 were $17,678,125, compared to $12,406,418 reported in the same period of the prior year, an increase of 42%. Net income for the nine-month period was $2,058,348, compared to $647,549, for the same period in the prior year, an increase of 218%. Basic earnings were $.37 per share and diluted earnings were $.36 per share for the nine-month period compared to basic and diluted earnings of $.12 per share for the same period of the prior year.
    Mr. Wiggins commented, "The Company achieved its best performance ever with record high revenues and net income through nine months. Our manufacturing facilities continue to operate efficiently, and the Company ended the quarter with $5,195,426 in cash and remained debt-free." Mr. Wiggins added, "The outlook for the remainder of the fiscal year continues to be positive."
    For the nine-month period ended December 31, 2003, commercial revenues increased by $1,933,095, military revenues improved by $3,358,171 and royalty income was down by $19,559 compared to the same period of the prior year. The increase in commercial revenues was primarily attributed to product sales of $1,008,831 into retail stores and $450,000 to a major sprayer/washer manufacturer. New accounts in the Recreational Vehicle, Brand Label and Commercial Distribution markets contributed to the remainder of the growth. Military revenues continue to be strong due to direct military shipments of support parts for existing systems and control devices related to the Tactical Quiet Generator (TQG) programs. The increase in direct military shipments is primarily the result of current U.S. military activity.
    The Company continues to make progress in establishing its Fire Shield(R) brand name. Fire Shield(R) product sales were $750,957, or 8.3% of commercial sales, for the nine-month period. In addition, the Company recorded royalty income of $67,536 for the nine-month period from Applica Inc., a licensee that incorporates a Fire Shield(R) cord set on its line of Black & Decker(R) portable heaters. The Company's patented Fire Shield(R) technology has numerous applications and represents a significant opportunity for growth. One example is that the Company is well-positioned to participate in the estimated $60 million annual market created by the 2002 National Electrical Code
(NEC) and the Underwriters Laboratories (UL) currently scheduled requirement for cord fire protection on portable room air conditioners which are manufactured after August 1, 2004. The Company's products are currently under evaluation by a number of room air conditioner manufacturers.
    The third quarter dividend of $.015 per share will be paid on January 23, 2004 to shareholders of record on December 31, 2003. The Company's annual dividend is expected to be $.06 per share.
    TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.


                     Comparative Operating Results

                                        Unaudited

                       Three Months Ended        Nine Months Ended

                     12/31/2003  12/31/2002    12/31/2003  12/31/2002

Operating revenues $  5,805,556   4,582,284  $ 17,678,125  12,406,418

Net income before
 taxes             $    939,476     442,635  $  2,886,188     927,792

Net income         $    680,388     311,963  $  2,058,348     647,549

Basic earnings per
 share             $        .12         .06  $        .37         .12

Weighted average
 number of
 common shares
 outstanding          5,664,032   5,438,215     5,549,324   5,437,784

Diluted earnings
 per share         $        .11         .06  $        .36         .12

Weighted average
 number of common
 and equivalent
 shares outstanding   5,974,485   5,449,051     5,763,281   5,453,231

Dividends declared $      0.015        0.01  $      0.045        0.03

Net income         $    680,388     311,963  $  2,058,348     647,549
Interest expense              -           -             -       1,153
Income taxes            259,088     130,672       827,840     280,243
Depreciation            194,972     192,682       623,930     657,412
Amortization                  -           -             -           -
EBITDA             $  1,134,448     635,317     3,510,118   1,586,357


    Note: EBITDA refers to earnings before interest, income taxes, depreciation and amortization. The Company wishes to present its EBITDA results as an indication of its liquidity and should not be interpreted as earnings.

    CONTACT: Technology Research Corporation, Clearwater
             Scott J. Loucks, 727-535-0572
             Fax: 727-535-4828
             Web Page: http://www.trci.net